Exhibit 21.1

LECG CORPORATION AND SUBSIDIARIES

List of Subsidiaries

LECG, LLC, a California limited liability company
LECG Limited, a New Zealand Corporation
LECG Limited, a United Kingdom Corporation
LECG Canada Holding, Inc., a California Corporation
LECG Canada Ltd, a corporation formed in accordance with the Business Corporations Act (Ontario)
LECG Holding Company (UK) Ltd, a UK private company
LECG Consulting France, SAS, a French societe par actions simpliee
LECG Consulting Spain, SL, a Spanish Sociedades de Responsabilidad Limitada
LECG Consulting Belgium, NV, a Belgian naamloze vennootschap/societe anonyme
LECG Italy, SrL, an Italian società a Responsabilità
LECG Hong Kong Limited, a Hong Kong company
SMART Business Holdings, LLC, a Delaware limited liability company